Exhibit  99


99 ONLY STORES(R) REPORTS FIRST QUARTER 2003 RETAIL SALES OF $184.7 MILLION, UP 23.4% FROM THE FIRST QUARTER OF 2002. SAME STORE SALES FOR THE FIRST QUARTER OF 2003 INCREASED 4.3%.

     CITY OF COMMERCE, CA - April 8, 2003 -- 99 Only Stores(R) (NYSE:NDN) reported total sales of $196.4 million for the first quarter ended March 31, 2003. This represents an increase of $33.3 million or 20.4% over sales of $163.1 million during the first quarter of 2002.
     Retail sales for 99 Only Stores were $184.7 million, up $35.1 million or 23.4% from sales of $149.6 million in 2002. The full quarter effect of 2002 new store additions accounted for the majority of this increase.
     Same-store-sales for 99 Only Stores, increased 4.3% during the first quarter of 2003. An increase in the number of transactions accounted for most of the same-store-sales increase.
     During the first quarter of 2003, 99 Only Stores(R) opened three stores, all in California. Five stores are expected to open late in the second quarter, including the Company's first Texas store in Houston; 30 stores are planned for the second half of this year. The projected 2003 annual store openings are 38, including 15 in Houston.
     Bargain Wholesale sales for the first quarter were $11.7 million compared to $13.5 million in 2002. Bargain Wholesale sales represent 6.0% of first quarter total sales.
     Eric Schiffer, President of the Company said, "We are pleased to announce continued strong retail sales and same store sales in the first quarter of 2003, especially in light of the shift of the Easter season sales to the second quarter this year. We believe this shows greater acceptance of the 99 Only Stores format by the consumer.
     We believe that our recent merchandising efforts, along with our information systems initiatives, which have improved our retail in-stock position and product display placement, have helped to increase sales. We expect to either meet or slightly exceed the First Call consensus estimate of $0.19"
     99 Only Stores(R), the nation's oldest existing one-price retailer, operates 154 retail stores, in California, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.
     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors:   99  Only Stores(R) news releases and information available on the  World  Wide  Web  at  htpp://www.99only.com
CONTACT: 99 Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933
                              --99--


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